Exhibit 99.1

For further information, contact:
Timothy P. Dimond, Chief Financial Officer
Technology Solutions Company
Phone: 312.228.4500
tim_dimond@techsol.com

Technology Solutions Company Announces Second Quarter Financial Results and
Introduces New Service Offerings

Financial Results Meet Previous Estimates

CHICAGO, August 9, 2004—Technology Solutions Company (TSC) (Nasdaq: TSCC), a consulting company delivering business benefits through the application of information technology, today announced Q2 financial results and two new service offerings.

Second Quarter Results

Revenues before reimbursements for the quarter ended June 30, 2004 were $7.7 million. Second quarter net loss was $2.6 million. TSC’s cash and cash equivalents balance at June 30 was $34.8 million. These results were in-line with guidance previously provided.

Second Quarter Metrics

➢	Revenues before reimbursements were $7.7 million; net loss was $2.6 million; loss per share was $0.06

➢	Utilization was 60 percent

➢	Annualized voluntary turnover was 43 percent

➢	Days sales outstanding were 70 days

➢	There were 8 new clients and a total of 30 new projects with new and existing clients

➢	Total headcount at June 30, 2004 was 192

➢	The cash and cash equivalents balance at June 30, 2004 was $34.8 million; Q2 cash outflows included the annual insurance premiums for Directors and Officers and Errors and Omissions insurance

New Business Offerings

In addition to announcing the quarterly financial results, the Company also provided an overview of two new service offerings.

Health Care

The Company announced the formation of a health care vertical service offering whose mission is to help client executives achieve rapid measurable results through the effective application of technology and change management on critical business issues. The health care consulting team has expertise in strategic and tactical planning, process transformation, optimization and operations. They will deliver services around two major areas: ERP Systems (including CRM and Supply Chain) and Advanced Technologies. Advanced technologies will include Imaging and Document Management, Portals, Business Intelligence and Data Warehousing, EAI and Legacy Integration and Managed IT Services.

The health care service offering will serve all three sectors of the health care industry— providers (large hospital systems and physician practices), managed care (health insurance and HMOs) and life sciences (pharmaceuticals, biotech, medical device manufacturers, PBOs or CROs).

TSC has recruited three senior executives with deep domain and technical expertise to lead the health care team:

Judith Bergstrom has 23 years of experience delivering and managing information technology solutions, products and professional consulting services. She has over 15 years of experience in the health care industry, including health delivery, health plan and life science sectors. She previously worked for Quovadx Inc., as Senior Vice President of Professional Services; First Consulting Group as a Vice President; and at Price Waterhouse. Her clients have included major government agencies, premier integrated health care delivery networks, major health plans, and leading pharmaceutical and clinical research companies. Ms. Bergstrom’s expertise includes delivering IT consulting services to clients across all phases of the IT life cycle— strategy, selection, design, development, implementation and operations.

Dave Dimond has 19 years of industry and health care experience. He is a highly respected innovator and thought leader in the areas of the Digital Hospital and other leading edge technologies in health care. He held several positions at First Consulting Group, the last being National Practice Vice President for Technology Services. Prior to First Consulting Group, he was in the technology consulting practice at Deloite & Touche. His areas of expertise include: Enterprise Digital Imaging Systems (ePACS); Health Care Technology Integration; Strategic Planning and Technology Value Optimization; High Availability Computing; Clinical Automation and Mobility.

Joseph Lavelle has 17 years of health care and technology experience. Prior to joining TSC he was a Vice President at First Consulting Group and an associate partner at Accenture. He is an accomplished consulting executive with a record of successfully meeting the business and technology challenges of diverse organizations including health plans, health delivery networks, start-up health care and Fortune 500 companies. Mr. Lavelle is a trusted advisor in both strategic planning and the execution of mission critical high technology projects.

Consumer Products and Retail

The Company also announced the formation of a new Consumer Products and Retail service offering. Strong growth, rapid changes in IT and fundamental changes in business relationships between manufacturers and retailers have combined to drive demand for high value business consulting and systems integration services. This vertical industry team will focus on assisting our clients to strategically achieve results from investments in all types of information technology. Our capabilities will include IT strategy, unique solution development and offerings that will help our clients be more successful. We believe these services will be very popular as there are many factors driving demand in this area. These factors include:

•	Manufacturer/Supplier Consolidation

•	Increased Globalization

•	Retail Consolidation

•	Required Global Data Standardization

•	Emerging Radio Frequency Identification (RFID) technologies and processes

TSC’s new service offering will help companies capture the benefits of these market factors.

Leading the Consumer Products and Retail service offering will be industry veteran Christopher Sellers, who joined TSC in July. Mr. Sellers, former Global Leader of Consumer Industries and Retail for EDS, brings more than 25 years of experience and technology leadership to TSC customers. Mr. Sellers commented, “I am looking forward to bringing TSC’s skills and experience to bear for Consumer Products and Retail customers, especially in the area of RFID and Master Data Management and Integration. We can leverage our solid experience and outstanding customer referenceability on critical implementations with the next-generation technologies such as SAP’s Auto-ID Infrastructure, SAP Event Management and the NetWeaver technology platform.”

Business Commentary and Q3 Outlook

Mike Gorsage, TSC’s President and CEO, noted, “We are absolutely delighted to welcome to TSC our new executives leading the Health Care and Consumer Products and Retail service offerings. As we noted last quarter, the key to TSC’s recovery will be revenue growth, and we are very excited about the long-term revenue opportunities in these new service areas. The health care team launched at the end of Q2, and we are delighted to report that we already have five new clients as well as a strong pipeline of additional client prospects.”

“Our Consumer/Retail competency center has just launched and, as we build out the team, we expect to see several new clients make use of our expanded capabilities. We believe there are significant opportunities for TSC in the Consumer/Retail area.”

“In addition to these brand new offerings, the service offerings we have previously described – Configurator, Forensics, Use Tax and Apriso — continue to show encouraging results. Also, our core ERP business appears to be stabilizing. In addition, while we are investing in the future of the firm with new talent and offerings we are ever mindful of our cost structure and we continue to reduce costs wherever possible, primarily by eliminating billable and non-billable resources that do not fit our long term strategic direction. In addition we continue to review our management and administrative support functions and focus on modifying processes to streamline operations at every point.”

“Overall, we are working to transform TSC and, although this process will take time, we believe we are making great progress. We continue to refocus our marketing and sales efforts as well as formulate new service offerings, as a complement to our existing broad ERP service offerings. In addition, we will also explore attractive potential acquisition opportunities which may allow us to accelerate our revenue recovery and quicken our return to profitability. We expect to be near breakeven sometime next year. The key is revenue growth and I remain absolutely committed to restoring TSC to significant, sustainable and profitable revenue growth as quickly as possible.”

Q3 2004 Expectations

The Company is preliminarily forecasting revenues before reimbursements for the third quarter of 2004 to be in the range of $7.5 million to $8.5 million. The Company expects Q3 earnings results to range from a loss of approximately $2.0 million at the high end of the revenues range ($0.05 per share) to $3.0 million ($0.07 per share) at the low end. (Note that loss amounts are shown with no anticipated tax benefit.) Depending on revenues and cash collections, the Company expects to end Q3 with a cash balance of approximately $31 million to $32 million.

About Technology Solutions Company

Delivering business benefits through the application of information technology, Technology Solutions Company (TSC) is a consulting company that focuses on rapid results. TSC helps clients plan, select, install, upgrade and optimize the software systems that run their business operations. We focus on manufacturing and distribution, supply chain, financial, human resources, and customer service systems. Our range of services include project planning, software selection, reengineering, implementation, upgrades, training, and outsourcing, with specialized expertise in Product Configuration solutions, Forensic Technology consulting and Project Turn-Arounds. Headquartered in Chicago, TSC has worked with more than 800 clients worldwide, including the majority of the Fortune 100. For more information, please visit www.techsol.com.

Conference Call

Management from Technology Solutions Company will host a conference call on Monday August 9, 2004 at 3:30 p.m. CDT to discuss the results of the quarter. The dial-in number for the call is 800.835.9927. For international participants, the dial-in number is 312.461.0953. The conference call will also be available live via the Internet in the Investors section of TSC’s Web site at www.techsol.com. It is recommended that participants using the Internet access the site at least 15 minutes before the conference call begins to download and install any necessary audio software. The call can also be heard online at www.firstcallevents.com. For those who cannot access the live broadcast, a replay of the call will be available until midnight August 31, 2004 by dialing 800.839.6713. The passcode for the replay is 6469123.

CERTAIN FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This press release contains or may contain certain forward-looking statements concerning the Company’s financial position, results of operations, cash flows, business strategy, budgets, projected costs and plans and objectives of management for future operations, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar expressions. These forward-looking statements involve significant risks and uncertainties. Although the Company believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, readers are cautioned that no assurance can be given that such expectations will prove correct and that actual results and developments may differ materially from those conveyed in such forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this press release include, among others, our ability to manage the pace of technological change including our ability to refine and add to our service offerings to adapt to technological changes, our ability to manage the current downturn in our business and in our industry and the economy in general, our ability to manage our current decreased revenue levels, our ability to attract new business and increase revenues, our ability to attract and retain employees, our ability to accommodate a changing business environment, general business and economic conditions in the Company’s operating regions, market conditions and competitive and other factors, our ability to continue to attract new clients and sell additional work to existing clients and our ability to manage costs and headcount relative to expected revenues, all as more fully described in the Company’s periodic reports filed with the Securities and Exchange Commission from time to time. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. If the Company does update or correct one or more forward-looking statements, readers, investors and others should not conclude that the Company would make additional updates or corrections with respect thereto or with respect to other forward-looking statements. Actual results may vary materially.

TECHNOLOGY SOLUTIONS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
REVENUES:
Revenues before reimbursements	$7,667	$9,756	$16,302	$24,937
Reimbursements	1,057	1,184	2,149	2,574

	8,724	10,940	18,451	27,511

COSTS AND EXPENSES:
Project personnel	5,181	7,865	10,721	16,828
Other project expenses	1,408	1,442	2,742	3,235
Reimbursable expenses	1,057	1,184	2,149	2,574
Management and administrative support	3,409	3,978	6,787	8,175
Restructuring and other charges (credits)	—	5,211	(579)	5,211
Incentive compensation	328	—	556	311

	11,383	19,680	22,376	36,334

OPERATING LOSS	(2,659)	(8,740)	(3,925)	(8,823)

OTHER INCOME:
Net investment income	88	133	315	447

LOSS BEFORE INCOME TAXES	(2,571)	(8,607)	(3,610)	(8,376)
INCOME TAX PROVISION	—	16,519	—	16,611

NET LOSS	$(2,571)	$(25,126)	$(3,610)	$(24,987)

BASIC NET LOSS PER COMMON SHARE	$(0.06)	$(0.62)	$(0.09)	$(0.62)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	40,860	40,486	40,840	40,539

DILUTED NET LOSS PER COMMON SHARE	$(0.06)	$(0.62)	$(0.09)	$(0.62)

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING	40,860	40,486	40,840	40,539

TECHNOLOGY SOLUTIONS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,766	$41,104
Marketable securities held in trust	—	6,712
Receivables, less allowance for doubtful receivables of $298 and $239	6,772	5,802
Other current assets	1,257	696

Total current assets	42,795	54,314
COMPUTERS, FURNITURE AND EQUIPMENT, NET	384	201
LONG-TERM RECEIVABLES AND OTHER	5,649	5,654

Total assets	$48,828	$60,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$424	$330
Accrued compensation and related costs	4,083	3,575
Deferred compensation	—	6,712
Restructuring accruals	1,018	2,417
Other current liabilities	2,459	2,744

Total current liabilities	7,984	15,778

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock, shares issued – 44,695,788; shares outstanding – 40,898,902 and 40,818,469	447	447
Capital in excess of par value	121,931	121,974
Accumulated deficit	(76,345)	(72,735)
Treasury Stock, at cost, 3,796,886 and 3,877,319 shares	(5,410)	(5,525)
Accumulated other comprehensive income:
Cumulative translation adjustment	221	230

Total stockholders’ equity	40,844	44,391

Total liabilities and stockholders’ equity	$48,828	$60,169